EXHIBIT 23.4

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors and Shareholders

Synchrologic, Inc. and subsidiaries:

We consent to the incorporation by reference in the registration statement on Form S-3 of Intellisync Corporation of our report dated February 21, 2003, except as to the first and second paragraphs of note 11, which are as of February 28, 2003 and April 1, 2003, respectively, with respect to the consolidated balance sheets of Synchrologic, Inc. and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders’ deficit and comprehensive loss, and cash flows for each of the years in the three-year period ended December 31, 2002, which report appears in the Form 8-K of Intellisync Corporation dated December 31, 2003 and to the reference to our firm under the heading “Experts” in the registration statement.

KPMG LLP

/s/    KPMG LLP

Atlanta, Georgia

May 27, 2004